EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-4 of SOBR Safe, Inc. of our report dated April 10, 2026, relating to the financial statements of SOBR Safe, Inc. as of and for the years ended December 31, 2025 and 2024, which appears in SOBR Safe, Inc.’s Annual Form 10-K. Our audit report includes an explanatory paragraph relating to SOBR Safe, Inc.’s ability to continue as a going concern.

We also consent to the reference to our firm under the caption "Experts" in such Registration Statement.

/s/ Haynie

Haynie

Salt Lake City, Utah

June 9, 2026